Exhibit 3

October 4, 2012

Mission NewEnergy Limited

Tempo Offices, Unit B9

431 Roberts Road, Subiaco

Western Australia, 6008

Attention: Nathan Mahalingam, Group CEO

Re:	Amendment to Loan Transaction Commitment Letter

Dear Nathan:

This Amendment Letter (the “Amendment”) relates to the previously executed Loan Transaction Commitment Letter dated August 15, 2012 (the “Letter”) between SLW International, LLC and by Mission NewEnergy Limited (the “Company”). Except as expressly amended hereby, the Letter remains in full force and effect in accordance with its terms.

We have agreed that the terms and conditions of the Letter related to the convertible notes issued by the Company pursuant to the Company’s Convertible Note Deed Poll made February 17, 2011 (the “Notes”) shall be deleted from the Letter effective as of the date of this Amendment. In this regard, we have agreed to the following specific amendments to the Letter:

1. The second sentence of the first paragraph of the Letter shall be deleted.

2. The first sentence of the third paragraph of the Letter shall be amended to read: “This Letter must be approved by the Company’s Board of Directors.”

3. The modification of the conversion ratio of the Notes set forth in Section 3(b) of the Letter and any references to the Note Amendment set forth in Sections 3(b) or (c) of the Letter shall be deleted.

4. Subsection (ii) of the first sentence of Section 4 shall be deleted.

5. The second sentence of the Letter shall be amended to read: “If this Letter is terminated, the Lender shall, for 3 months following the date of termination, have a right of first refusal on any third party Company financing, exercisable at its sole option.”

Mission NewEnergy Limited

October 4, 2012

6. Section 12 shall be deleted.

Very truly yours,

SLW International, LLC, a Texas limited liability company

By:	/s/ Stephen L. Way
Name:	Stephen L. Way
Title:	Principal

AGREED and ACCEPTED this 4th day of October, 2012.

COMPANY:

Mission NewEnergy Limited, an Australian corporation

By:	/s/ Nathan Mahalingam
Name:	Nathan Mahalingam
Title:	Group CEO